Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q1 2019 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: May 01, 2019/10:00AM ET

CORPORATE PARTICIPANTS

Frederick J. Holzgrefe - Saia, Inc. – President and Chief Operating Officer

Richard D. O'Dell - Saia, Inc. – Chief Executive Officer

Douglas L. Col - Saia, Inc. - Treasurer

CONFERENCE CALL PARTICIPANTS

Albert Brad Delco - Stephens Inc.

Ravi Shanker - Morgan Stanley

Scott H. Group - Wolfe Research, LLC

David Ross - Stifel, Nicolaus & Company, Incorporated

Amit Mehrotra - Deutsche Bank

Jason H. Seidl - Cowen and Company, LLC

Todd Fowler - KeyBanc Capital Markets Inc.

Stephanie Benjamin - SunTrust Robinson Humphrey, Inc.

Matthew Stevenson Brooklier - The Buckingham Research Group

PRESENTATION

Operator

Good day, and welcome to the Saia Inc. First Quarter 2019 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead, sir.

Douglas L. Col

Thank you, Simon. Good morning, everyone. Welcome to Saia's First quarter 2019 Conference Call. Hosting today's call are Rick O'Dell, Saia's Chief Executive Officer; and Fritz Holzgrefe, our President and Chief Operating Officer.

Before we begin, you should know that during the call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I'd like to turn the call over to Rick.

Richard D. O'Dell

Well, good morning, and thank you for joining us to discuss Saia's results. I'm pleased to report record first quarter revenue, operating income, net income and diluted earnings per share. While the quarter's results did not meet our expectations, we believe the opportunity for better results is on the horizon and as the difficult winter weather experience in the first quarter is behind us. First quarter revenue was a record $410.6 million and with our operating ratio flat at 93%. Operating income grew 3.8% to first quarter record of $28.6 million. Revenue growth was highlighted by a 10.6% increase in our LTL revenue per hundredweight. We also had an average increase of 9.8% on contractual rate renewals in the quarter.

The first quarter marked the 35th consecutive quarter in which we achieved a year-over-year improvement in our LTL yield. The first quarter of this year included 1 less workday versus last year.

Net income and diluted earnings per share of $22.3 million and $0.85, respectively, were also first quarter records. Both of these comparisons benefited from a lower tax rate than in the previous year.

Some comparisons from the first quarter of this year to the first quarter of 2018 are as follows: LTL shipments per workday decreased by 0.1%, LTL tonnage per workday decreased by 3.5%, LTL weight per shipment was also down 3.5%, LTL revenue per shipment rose 6.8% to $230.43. Purchased transportation miles were 9.3% of total line haul miles compared to 10.9% in 2018, with the improvement coming from more balance across the network when compared to last year's first quarter.

Our cargo claims ratio of 0.68% showed a nice improvement from 0.88% a year ago as our newer dock employees gain experience and benefit from our continuous training initiatives. Dock productivity measured by bills per hour improved by 3%. And despite the more challenging weather we faced versus last year, we also saw a 2.4% improvement in P&D productivity measured by stops per hour. So I was pleased with our execution in our operations group across the network.

With that, I'm going to go ahead and turn the call over to Fritz Holzgrefe to review our financial results in more detail.

Frederick J. Holzgrefe

Thanks, Rick, and good morning, everyone. We generated total revenue of $410.6 million in the first quarter compared to $392.8 million in the first quarter of 2018, a 4.5% increase. Revenue benefited from a 10.6% increase in the LTL yield offset by declines in both shipments and tonnage per day, as Rick mentioned.

Fuel surcharge revenue was a modest benefit to the revenue comparison, up 3.8% from the prior year. As Rick mentioned, the period did include 1 less workday versus the prior year quarter.

Key -- a few key expense items, which impacted first quarter results on a year-over-year basis are as follows: salaries, wages and benefits rose 4.4% to $220.4 million in the first quarter reflecting the impact of an average wage increase of 3% last July, higher health care benefit cost and an approximate 3% increase in our average employee count throughout the quarter. Salary, wages and benefits were 53.7% of revenue in the quarter, flat with last year.

Purchased transportation expense fell 5% to $28.4 million or 6.9% of revenue. This compares to purchased transportation expense of $29.9 million or 7.6% of revenue in the first quarter of 2018. The reduction in purchased transportation is a result of better utilization of Saia capacity and more stable rate environment for higher truckload market.

Fuel expense declined by 1.9% in the quarter versus last year and national average diesel prices were essentially flat year-over-year. We also continue to benefit from a newer and more efficient fleet.

Claims and insurance expense in the quarter decreased by 6.5% to $9.5 million, primarily due to more moderate levels of accident severity versus the prior year. Also on the cargo claims, our cost per claim were down roughly 9% and claims per day were essentially flat with the prior year.

Depreciation and amortization expense of $26.8 million, rose by 16.3% from the prior year quarter and reflects our continued investment in real state, equipment and technology. As a percentage of revenue, depreciation and amortization was 6.5% of revenue compared to 5.9% last year.

Operating income rose 3.8% to a first quarter record of $28.6 million from $27.6 million earned in the first quarter of 2018. The operating ratio of 93% for the quarter was unchanged from last year.

At March 31, 2019, total debt was $148.9 million. Net debt to total capital was 17.2%. This compares to total debt of $142.6 million and net debt to total capital of 19% at March 31, 2018.

Net capital expenditures in the first quarter were $56.5 million, including equipment acquired with capital leases. This compares to $52.1 million of net capital expenditures in the first quarter of 2018.

In 2019, net capital expenditures are forecast to be somewhere between $275 million and $300 million, including investments in real estate, terminal infrastructure improvement projects, our fleet and continued investments in technology.

Now I'd like to turn the call back to Rick.

Richard D. O'Dell

Thanks, Fritz. On Monday of this week, we opened a new terminal in Newburgh, New York. This facility will enable us to provide Saia customers with full coverage across the Hudson Valley and will serve as our second breakbulk terminal in the Northeast. This opening marks our second new Northeast terminal opening of 2019 and our 12th in the region since our expansion got underway on May 1, 2017. We have plans to opening another 4 to 6 locations in the Northeast this year.

Opening new terminals in markets where we already provide direct service is an ongoing strategy and opportunity. And to this end, we plan to add at least 1 additional terminal in our existing coverage area. This initiative is designed to allow us to get closer to the customer, improve service and ultimately attract customers we may not have efficiently reached in the past.

Our ability to serve our customers in more markets is a key tenet of our value proposition and gives us the opportunity to become an even more important part of our customer supply chain as we grow.

And before we open up for questions, I'd like to make a few comments regarding our outlook for the remainder of the year. Difficult tonnage comps for the past several months have made it difficult to read the underlying freight demand, but we're encouraged so far by the spring shipping season. In April, shipments per day increased 1.3% and were up 3.2% adjusted for the Good Friday shift to April of this year. Tonnage per day was down by 4.7% and down 2.7% adjusted for Good Friday.

While we are clearly disappointed with the flat first quarter operating ratio of 93% and a first quarter incremental margin of 5.9%, I'm pleased with our accomplishments over the past several quarters and look forward to being back on track this spring.

Investments in our company, including the expansion into the Northeast, which began in 2017 have allowed us to post solid incremental margin gains over the past couple of years. Since our May of 2017 geographic expansion, we've posted consistently expanding incremental margins. The first full quarter after our expansion began, we posted third quarter of 2017 incremental margin of 5.8%. And the incremental margin expanded each quarter through the fourth quarter of 2018 as follows: 10.8% in 4Q of '17, 14.4% in Q1 of '18, 18.5% in Q2 of '18, 20.6% in Q3 of '18 and 22.4% in Q4 of '18.

Adjusted for Good Friday, again, we saw a nice uptick in shipments and are experiencing good productivity execution across our operation. While we're subject to self-insurance volatility in a given quarter, I look forward to giving the incremental margin story back on track in the second quarter. We currently expect 2Q incremental margins to be in the mid-20% range.

With that said, I'd like to go ahead and open up the call for questions.

Question and Answers

Operator

(Operator Instructions) We'll now take our first question from Amit Mehrotra from Deutsche Bank.

Amit Mehrotra - Deutsche Bank

Obviously, I guess, I'll just address the 800-pound gorilla in the room with respect to the pricing environment. The commentary in the release was, Rick, was obviously positive, but the comments from OD last week were I would say incrementally negative and new. Any color kind of on that. Just the underlying demand environment is obviously a little bit weaker than last year, which is to be expected. So is it just more sort of natural slight moderation in pricing power? Or are we seeing some actors, some competitor’s kind of chase price to cover some overhead? Thanks.

Richard D. O'Dell

Yes. I mean, I think the pricing environment is still conducive to generating certainly solid increases above our cost pressures that we have, particularly from a wage perspective. But I think you see this right, I mean, the lot of businesses are procurement-oriented and when they think things have loosened, they're going to come out and test the market. When we're having to do corrective action pricing, sometimes there's someone wants to take some certain lanes from you or something. But I mean, I think the environment is still fairly conducive.

Amit Mehrotra - Deutsche Bank

Are you guys using, I guess, a little bit of the pricing lever to win some, maybe early market share as you expand in the Northeast. I mean, is that kind of a strategy that you guys are pursuing?

Richard D. O'Dell

Now, we use our property management to model to do pricing in the Northeast. I think we do have to kind adjust that a little bit because in some cases, we're not productive up there yet, and we do have some excess capacity, particularly in our -- on our routes and some of our newest terminal openings. You tend to run for coverage as opposed to building an optimal route. So we kind of take that into consideration, but we've been increasing our pricing in the Northeast market as well.

Amit Mehrotra - Deutsche Bank

Okay. Just as a follow-up for me. You frame that the Northeast market is kind of the $7 billion opportunity. And I think within that $7 billion opportunity, $2 billion was kind of the regional intra-Northeast moves that obviously now that market is opened up a little bit with some supply disruptions in that particular segment of the market. I always thought that that was the last the piece of the market that you're going after last. If you can just talk about maybe how the demand environment for you guys have changed following that disruption? And are you still thinking, you're going to be able to achieve kind of 1% market share in the Northeast of that kind of $7 billion pie?

Richard D. O'Dell

Yes. I think our target is a little bit less than 1% per year when we go into a particular market. We would expect over time to 4 to 5 years to get our 4% to 5% then right. So if you look at kind of where we were in March on a revenue basis, annualized revenue was running about $210 million a year. So I think, we've been successful in that. I think I would tell you that part of the uptick in April was probably due to the disruptive events talking about by a Northeast carrier. But I would tell you the impact on us was modest from that because we don't like you said, with our coverage still developing, we don't play in the intra-Northeast market that much. There would be other people that would benefit, I think -- I would think materially more. Our benefit I think from that opportunity comes probably over time. We've got some good people from their organization, it's provided some opportunity for some sales and operations, resources. And I think a lot of the, kind of, improvement from March to April in Northeast was part of that, but it wasn't really a -- we just kind of saw that across our network as the weather disruptions were behind us. And then obviously, we expect to take share as our terminals mature up there anyway and that's probably a bigger factor than the fact we opened a couple of terminals and a couple of terminals in late December and so. As those facilities mature, we tend to gain some volume through that absent the event that occurred up there.

Amit Mehrotra - Deutsche Bank

Okay. That makes sense. Yes. Go ahead, Rick, what were you saying?

Richard D. O'Dell

That was it.

Operator

Our next question comes from Scott Group from Wolfe Research.

Scott H. Group - Wolfe Research, LLC

So the April comments suggest that the declines in weight per shipment are getting worse and maybe just some thoughts there if you think that's macro or something. And then the length of haul was down in the first quarter. And I guess, I would have thought with the Northeast expansion that length of haul would be going up. So maybe just addressing those 2 things.

Richard D. O'Dell

Yes. I think the length of haul we kind of go into April is more flattish. I mean part of that probably does reflect that there's some incremental business that we picked up in the Northeast, more intra-region, but it's not very much, so that would be a partial offset. Overall, our Northeast revenue -- our Northeast length of haul is higher than our company average, so that would be correct. And then on to, I guess, just the weight per shipment factor. I think as the truckload market softened that there's less truckload spillover. And as truckload capacity loosens, some of our heavier weighted shipments move to a truckload stop-off-type environment. Some of your more sophisticated customers are able to optimize across modes and that's what we see from an analytical perspective probably the biggest impact.

Scott H. Group - Wolfe Research, LLC

Okay. That makes sense. Can you give us your thoughts on the, just the margin seasonality from 1Q to 2Q? And then I think last quarter, you thought about or you gave guidance on 150 to 200 basis points in margin improvement. I'm guessing after 1Q that's not the number anymore. So maybe just some updated thoughts there?

Richard D. O'Dell

Yes. Sure. Okay. So 1Q to 2Q the historical 3-year average is 210 basis points better. Given the first quarter weather impact and some things, the uptick in shipments and our execution, we would currently expect 350 to 400 basis points sequentially. And I always that's subject to self-insurance volatility and other risk factors. I think you're probably right with the increase in a little bit softer environment that we're operating in. I mean that puts 2Q more in the 100-basis point range, right? Instead of 150 to 200 year-over-year.

Scott H. Group - Wolfe Research, LLC

Right, right, right. Is that how you would now think about that the full year or the back half of the year closer to...

Richard D. O'Dell

I think it just depends, right? I mean, if this weight per shipment challenge persists, you get a little bit different revenue per bill run rate than what we've seen. We have some internal initiatives to work on that and what opportunities we see there. So we're really delving into that particularly with what we saw in April. So I mean, that's part of the question, I guess, is that a lever we can pull or is that -- that's happening across the environment, then we'll just have to deal with that, right?

Scott H. Group - Wolfe Research, LLC

Right. And then to that point maybe, just, last quick thing. So we've got the pricing renewals for 1Q. Is 2Q tracking much differently?

Richard D. O'Dell

I really don't know the answer. We haven’t closed out April, we hadn't looked at where we're trending. So that's really is the function of what comes up for renewal in the quarter and what kinds of increases we need across lanes and key markets to get an account corrected and operating within the range that we're looking for. I would just tell you I think the market is still conducive to getting corrective action pricing where needed.

Scott H. Group - Wolfe Research, LLC

And do you still think you should be doing better pricing in the market?

Richard D. O'Dell

I think generally. I mean, all our data shows that compared to national 5 players, we're not quite national yet, right? But all of our data, which show that the key players we trail them from a yield perspective, so I think that opportunity is out there. I mean the challenge you run into and we've discussed this before is, customers do business with you for a reason being the value that they perceive you as being the coverage that you have and the pricing that you're offering them today. So when we try to correct pricing, I mean, maybe they move to somebody else is more of a price player, right? And as we expand our coverage and increase our value proposition, I mean, we have to be compensated for that. So maybe that requires you to change customers, right, or lanes amongst the customer. So it's -- I mean, I think the environment is still conducive for us to make some headway, and I would guess probably not guess, an educated guess would say, we should be able to continue to do better than the market.

Operator

Our next question comes from Todd Fowler from KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets

Great. Thanks. Good morning. Rick, on the expectation to get to mid-20% incremental margins in the second quarter, is that mostly a function of the operating environment in 1Q and the weather impact there? Or is there something else to think about on the incremental margin improvement which really would be the highest level in the last several quarters?

Richard D. O'Dell

Correct. I mean part of it right is some execution things that we're doing. I mean, the core execution of our operations group for instance in first quarter was very favorable. We just couldn't overcome the headwinds of the loss of volume and some cost items that you have in. As we commented, I think, when we even said, try to set expectations around first quarter results, it was a bit of an investment quarter for us. So I guess that's just a reflection, I guess, of the core execution that we have. And as Northeast matures and we grow share up there, we gain efficiencies and the incremental margins should be positive. And again, we're kind of base lining that off of April results to-date. So unless something changes, right, then it's just -- I think the story is still on track, it just got derailed a bit in the first quarter.

Todd Fowler - KeyBanc Capital Markets

So I guess maybe to just kind of square up the first quarter then I don't know if you have an estimate of maybe what weather cost in the quarter. I know that kind of be some fuzzy math. But then, Rick, to what you were just commenting on, it also sounds like maybe the timing of opening some facilities in 1Q that that had a greater impact on the incrementals on the results than what we've seen in the quarters when you opened things later in the year or maybe freights a little bit seasonally stronger?

Richard D. O'Dell

It was quite frankly I think it was the weather disruption, the revenue loss that we saw from that some incremental costs. Actually, those would be the biggest factors. And as we had commented, not just on the opening thing we invested in some training as well as some marketing expenses year-over-year would have been up pretty significantly. Those are things we would expect to obviously benefit from over time. And then part of that's what we're seeing continues to drive our key operations execution.

Frederick J. Holzgrefe

Yes. Todd, I would add the investments that we made in the first quarter were ones that we knew going into the quarter. And I -- we've talked about what Q1 was going to look like. We knew that those investments were there. The weather was certainly an impact, but just give you one, we spent $600,000 more in snow removal costs in the first quarter versus last year. I mean, it's just that that kind of expensive. And when you're running a line haul network, you're routing freight around weather to the extent you can and then it gets bottled up and then your maintenance costs run up because you got equipment that you can't run in multiple sub-zero kind of situation. So it kind of crept up everywhere in the expense line. But the core operation productivity that Rick pointed out, we were quite pleased with. And that that probably can -- that could continue into the more seasonally strong parts of the year that would be positive. But in the quarter, the weather certainly was a disruption.

Todd Fowler - KeyBanc Capital Markets

Okay. Good.

Richard D. O'Dell

It will be more of an intuitive thing because like you said, it's difficult to quantify when you have both top line revenue loss and cost increases. And you don't really know what your costs would have been if you had not add any weather. You never get none, right?

Frederick J. Holzgrefe

Exactly, exactly.

Richard D. O'Dell

I mean but it was clearly an impact. And I guess, if I had a ball park it I would say 0.5 to 0.75 of a point.

Todd Fowler - KeyBanc Capital Markets

Okay. Yes. That makes sense. I mean, I think when you originally talked about 1Q, the 1Q OR you said a little bit higher than where you were in the fourth quarter and you came in higher than that and the different sounds like basically the weather impact there so that that kind of squares that. So just to follow up, the growth into the Northeast was timed very well with a pretty strong freight market kind of across the board. If we get into a slower freight market, do you feel that you've got a big enough toehold in the Northeast where obviously you're continuing to build out, you wouldn't see incremental startup costs? And then how do you think about possibly adjusting the cadence of the growth if the freight markets are slower than what we've seen for the past couple of years?

Richard D. O'Dell

That's the great thing about the organic expansion because you can always slow it down if you want to. What I would say is, there is some benefit to having broader coverage across the state, otherwise and/or region, right? Or maybe you go to RFQ or a proposal and people say why bring in another carrier that doesn't go here and there. So -- but we could always slow it down. Well, I guess, what I would say when you look at kind of where we are in incremental margins, you have 2 factors working. One is the newer terminals, which at this point tend to be smaller and then you also have the terminals that have been opened for a while are improving in their execution as well as gaining some density just because of their maturity, right? So I guess the question is, we really want to balance the strategic opportunity to go ahead and continue to stage the expansion versus what the opportunity is from a margin perspective. So the way we're executing today and kind of what we currently see from an environment I really wouldn't -- I wouldn't necessarily look to slow it down. And if anything with the event up there, with another carrier, we actually have some -- we may be seeing some opportunities to actually step that up faster and maybe that makes sense too. So we're kind of working through that facility availability and that opportunity as well.

Fritz, do you want to comment on that a little bit more?

Frederick J. Holzgrefe

Sure. I mean -- I think the -- certainly the several -- our terminal network or regional terminal network is obviously in play. And as they go through their bankruptcy proceedings and such those, we've seen some of those assets and certainly that gives us more available locations to consider. The challenge is real estate challenge investments typically are -- can be complex. And then ones that are may be in a restructuring or bankruptcy situation, it can be a little bit more complicated. So -- but I think the net of it all is it does give us more real estate to potentially target, and as Rick described, potentially accelerate our own sort of growth initiatives.

Richard D. O'Dell

Yes. And again, I would just say, if it's working then we will continue to proceed and/or accelerate, which we've already done. If it's not working because the environment is not conducive then we can stop, right?

Frederick J. Holzgrefe

Yes.

Todd Fowler - KeyBanc Capital Markets

Yes. Good. And I know that was the thought process going into it so. Thanks so much for the time.

Operator

Our next question comes from Brad Delco from Stephens.

Brad Delco - Stephens Inc.

I apologize if this has been addressed. But can you talk a little bit about your expectations on PT for the year, clearly, truckload rates are coming under pressure. Just sort of curious maybe even absent any sort of change in volume what you think on an apples-to-apples basis your PT cost will look like this year?

Frederick J. Holzgrefe

Well, I think, it's a -- we'll see general -- in general, Brad, we're seeing in the truckload market around rates, I mean, you'll see that translates into what we pay. I think as we look over time, as we made investments in our own hiring characterizes in-sourcing to our line haul assets, we'll continue to optimize our own asset utilization. So I would expect over time that we would reduce our -- some reliance on that, but the expense will benefit simply because we won't see the same rate of inflation that we have in last year. Am I ready to give you a percentage? No. But I think you'll see -- you saw a little bit of it in the first quarter. But I think as the balance of year kind of unwinds, we'll look to further utilize our own assets and optimize what is we can use with our own assets.

Brad Delco - Stephens Inc.

Maybe that that kind of what spurred the question if I could ask it maybe differently. PT being down 5% in the first quarter, how much of that you think just because of the absolute price of TL versus your tonnage being...

Frederick J. Holzgrefe

That's a smaller contributor. Most of that is a utilization situation battle is more of our own internal resources there.

Brad Delco - Stephens Inc.

Okay. And then maybe just a sort of a broader question. I would sort of categorize Saia as being one of the sort of unique growth names in transport with this geographic expansion story, but tonnage is down. Absent what's happening in the Northeast, is it -- would it be prudent to think about maybe focusing less on price? Do you feel like you're giving up too much share in some of your established geographies because I would expect your tonnage to sort of be outpacing the industry given sort of your unique growth opportunity? Just high level thoughts on that would be helpful.

Richard D. O'Dell

Yes. I mean I think we're pretty committed to the pricing discipline. I mean if you look at the volumes across the network for the first quarter, I mean, there was so much weather impact in those things that's kind of hard to look at. Yes, we do have some larger customers that are optimizing across modes. So we saw some of that through late last year as well as in the first quarter. I guess if I look at the outlook for 2Q, I mean, it -- our revisions is not in our 150 to 200 basis points. But if you can get that kind of top line growth and get in the 100-basis point range, still provides the good earnings growth. So we always try to balance the pricing and the volume, but I don't know. I think in this environment with the cost and the recruiting costs for growth and everything else, I mean, I think you got to make sure you're being properly compensated. It comes at the top of the list.

Operator

Our next question comes from David Ross from Stifel.

Richard D. O'Dell

Did we lose him?

David Ross - Stifel, Nicolaus & Company

Sorry. On mute. I guess with the comments around increased recruiting costs, maybe some commentary in the current driver market or labor market in general whether it'd dockworkers or drivers?

Richard D. O'Dell

Yes, I mean, it's -- I don't think it’s as tight as it was last year, but it's still challenging to get highly qualified people, and we're in certain markets, we're continuing to evaluate recruiting alternatives. I would tell you, we tend to be getting more people from a truckload or dedicated company or something like that then we had in the past in terms of just getting other people that worked in LTL industry. So it kind of depends on the market, but it's not as tight as it was, but it's still challenging. I would tell you like some of the Northeast markets, while that sometimes, it's a challenge for us to kind of get up and get started. We're actually having good luck there. And I think that that makes sense, right? You got people that decide they're going to look for a new opportunity, you to come to a company that's new to the market, you can be at the top of the board so to speak for run selection and start time selection and you get in the beginning of a company that's going to grow, I think it's going to benefit for a period of time. We're getting generally nice facilities up there and a lot of brand new equipment, employees like that as well. So that hasn't been a huge challenge for us to get drivers in the gate when we're opening new terminals but some other markets have been difficult.

David Ross - Stifel, Nicolaus & Company

And then on the service side, it's good to see cargo claims continuing to fall. What about the other metrics that you all track, your CSIs, whether it'd on time performance or something else. How's that looking from the service side?

Richard D. O'Dell

Yes. It's been very good. I think our operations execution kind of talk primarily in this call, our productivity, but all of our quality metrics whether you look at returns or exceptions before delivery. Some of those things we're seeing really good metrics improvements across the board.

David Ross - Stifel, Nicolaus & Company

And did you get rid of the Saia Extreme Guarantee? Or is it just been renamed to Saia Guarantee?

Richard D. O'Dell

We had a product offering for the Extreme Guarantee and it was kind of included in the pricing. If you had a certain pricing program, which kind of gone away for that then we -- but we still do offer guaranteed product offerings with an up charge.

David Ross - Stifel, Nicolaus & Company

And then Fritz just real quick on a housekeeping because I can't write that. It looks like shipments per day were up 2.3% adjusted for Good Friday in April and tonnage per day was down 2.7% adjusted for Good Friday. What are the raw numbers, I guess, non-adjusted?

Frederick J. Holzgrefe

All right. So the non-adjusted numbers for shipments are plus 1.3% and the tonnage number is minus 4.7% and that's April only.

David Ross - Stifel, Nicolaus & Company

What's the shipments thought?

Frederick J. Holzgrefe

Plus 1.3%.

Richard D. O'Dell

What was shipments excluding Good Friday, 3 or something?

Frederick J. Holzgrefe

3.2%.

Richard D. O'Dell

3.2%. It's not 2.3%, it's 3.2%, I believe, David.

Operator

We'll now take our next question from Matt Brooklier from Buckingham Research.

Matthew Brooklier - The Buckingham Research Group

So just thinking about your commentary on getting back to like plus 20% incremental margins in the second quarter. How much of that is contingent on, I guess, directional tonnage improvement. You had some positive commentary that you're feeling a little bit better about spring shipping season, but I'm just trying to get a sense for if that -- this margin improvement is also baking in some directional improvement on the tonnage side?

Richard D. O'Dell

Now, we've kind of taken normal seasonality from what we see in April adjusted for the Good Friday, and then obviously, we have our market share expectations from our geographic expansion. So those are the 2 key things. And we're not saying, "hey, we're going to have another big step-up in marketing efforts though." We're kind of -- particularly quarter-to-quarter, we're kind of modified trend line forecasters. So that doesn't always make everything come true. But when you kind of have April in the bag, we're not baking in a lot of tonnage increases and productivity improvements from here to get to that -- to get those expectations.

Matthew Brooklier - The Buckingham Research Group

Okay. That's what I thought was the case. So just wanted to kind of make sure. Have you guys announced a GRI? Is it GRI in the cards for 2Q for Saia?

Frederick J. Holzgrefe

We actually put one through in February, February 18th, I think 5.9%. We actually -- just to clarify for, we actually don't issue a press release or anything for that. We kind of process that. We tend to not amplify that and its part of our historic practice.

Richard D. O'Dell

It's a process with the customers that it applies to.

Richard D. O'Dell

Yes.

Matthew Brooklier - The Buckingham Research Group

And roughly how much your freight does that typically cover?

Frederick J. Holzgrefe

Roughly 20% to 25% in that range. And we usually get acceptance or realization, I should say, should get some more in the 80-plus percent range.

Richard D. O'Dell

And again just on expectations wise, when we talk about 2Q, I mean, that we're kind of taken our current yield run rate carrying that out and then looking at our contract renewals. So again, there is not a big -- there's not a change or a speculation or somewhere a big speculation we've taken on yield to get to those incremental margins. It's really quite frankly kind of core execution from here.

Matthew Brooklier - The Buckingham Research Group

Yes. It sounds like it's more on the execution side/moving further away from the disruption from the weather. And then final question, how should we think about the tax rate for the remaining 3 quarters of the year?

Frederick J. Holzgrefe

So with the way I would characterize as full year numbers are 23% to 23.5%. And if you -- that would be kind of my expectations for the full year. What I would -- as you analyze the 2018 year, you'll see the variation in the tax rate by quarter and that maybe helpful for you as you analyze the full year numbers in 2019.

Richard D. O'Dell

Yes, just use something similar but the core for last year, it's probably the best estimate we would have.

Operator - -

Our next question comes from Stephanie Benjamin from SunTrust.

Stephanie Benjamin - SunTrust Robinson Humphrey, Inc.

I apologize if I missed this, but can you provide the monthly tonnage and shipments from the first quarter?

Richard D. O'Dell

Sure.

Frederick J. Holzgrefe

Yes, so the tonnage by month minus 2.8%, minus 3.2%, March was minus 4.4%. And then if you adjust for the holiday in March, it's minus 5.9% so that would have been last year's Good Friday. And if you do shipments, January, February, March minus 0.1%, minus 1.5%, plus 1.5% in March. And then if you adjust for the prior year good Friday, it's minus 0.1% in March.

Stephanie Benjamin - SunTrust Robinson Humphrey, Inc.

Great. And then just a follow-up. Could you provide a little bit of color on just what you're seeing from a margin or density perspective, just in the Northeast? I think you talked a little bit before about it being not quite sub-100 or maybe what you're seeing from a production standpoint? Just color there would be helpful.

Richard D. O'Dell

Generally, we're seeing some improvements up there. Obviously in 1Q, we didn't see that. That was one of the areas, Midwest and the Northeast were pretty significantly impacted by the weather. But I would just tell you that, generally, if you just isolate it on the Northeast, absent the weather thing, I mean, it's not -- that's not generally a drag on our earnings, on our incremental margins, it's actually a contributor over time. So first quarter out, if you take fourth quarter and our 2Q outlook, the Northeast would be improving over where it was historically, growing and improving margins.

Operator - -

Our next question comes from Jason Seidl from Cowen and Company.

Jason H. Seidl - Cowen and Company, LLC

Just some clarification in terms of the numbers that you're using for comparison. So you're using 93% as an OR for 1Q and then 2Q '18 you're using 90.3%.

Frederick J. Holzgrefe

For Q2 of '18?

Jason H. Seidl - Cowen and Company, LLC

Yes.

Frederick J. Holzgrefe

Yes.

Jason H. Seidl - Cowen and Company, LLC

So the range you guys -- while the range you guys gave from a sequential one from an improvement of 350 to 400 versus 150 to 200. So there's differential I think in those numbers. So it -- the year-over-year comes up lower than your sequential improvement.

Douglas L. Col

Jason, your kind of mixing the comparisons a little bit. We said the historical Q1 to Q2 trend over the past 3 years showed about a 210-basis point improvement sequentially from Q1 to Q2.

Jason H. Seidl - Cowen and Company, LLC

Right.

Douglas L. Col

But that's the metric that Rick was comparing against when he said this year because of the difficulties in Q1 of this year, the actuals trend neutral to be more like the 350 to 400.

Jason H. Seidl - Cowen and Company, LLC

Right. And that would imply an 89% or 89.5% OR, but then you said on a year-over-year basis, typically, 150 to 200 and that would imply sub-89% to...

Douglas L. Col

Now the 150 to 200 is the number we've used to say. We feel like that's an opportunity when we walk into the year, given what's going in the operation and leverage, we're able to pick up as we grow the Northeast. We felt like walking into the year if we had dealt us a reasonable tonnage environment with our strong yield activity and that set of revenue expectation we say we like to think we can go get 150 or 200 basis points in a given year.

Jason H. Seidl - Cowen and Company, LLC

Okay. So really focus on more of the sequential than those commentaries because that, that's more indicative of the current market that we're sitting in.

Richard D. O'Dell

I think that's what we said. And if you look at the number, it's more in the 100 instead of our 150 to 200 is kind of what our current outlook for 2Q would be. But when we kind of backed it off a little bit, quite frankly, you have some the weight per shipment is having a little bit of an impact on our total revenue, our revenue per bill and our total revenue outlook. So while we're encouraged by April and its kind of putting back in -- it was nice step-up from where we were in March. I mean if I were looking back at my plan in December where I thought we were going to be in January, the revenue lines probably a little bit lower than what we would have expected. So -- and the weight per shipment things are a bit of burden on margins, right?

Jason H. Seidl - Cowen and Company, LLC

Right. Now that makes sense. And just in general, I was getting a lot of questions about what's the e-commerce market, how does that impact LTL? Where do you see that coming through in your business? And do you foresee grabbing a bigger portion of that going forward?

Richard D. O'Dell

Yes, I mean, we see more. We're seeing an increase in residential deliveries and those shipments tend to weigh about 500 pounds. We're being very diligent in our pricing for accessorial. So you're getting paid for the residential and the lift gate that's required at those types of deliveries. We're also exploring some opportunities to further optimize that whether that would be with specialized equipment or outsourcing that to a final mile person that have lower cost basis, perhaps, with some technology so the customer gets the same experience. So we're piloting some of those things. I mean, I think, it's something that's going to grow. It's a bit of -- there's pros and cons of it, right? Because what you need to do is figure out a way to get good at it, be efficient and then we're going to have to only do business with the people that are willing to pay for us as oppose to this free shipping thing. So I have mixed feelings about it because the carrier that has the best margins out there has the highest weight per shipment. And all of our experience with this final mile residential stuff is it's lower. While we still at operating, okay, it's lower revenue per bill, lower weight per shipment so.

Jason H. Seidl - Cowen and Company, LLC

Well, if you guys start offering free LTL shipments, I'm going have to change my model a bit.

Richard D. O'Dell

I know, right, yes. I mean, but even if the vendor is offering us free, then he is not charging the customer for. So then he's more price sensitive, right? You got to make sure, you're getting it right. So I mean that's kind of my point about it so. I don't know. I mean, I think, it's going to grow, and over time, it's going to be -- over time, I think, it's an opportunity. So we're seeing that segment grow neighborhood-ish 5.5% of our shipments, it's almost 7% now. But part of that quite frankly is we have better data today on residential. So we've done some technology work. And so we're identifying those shipments more regularly too. So there's kind of some moving parts in those comparisons, but it's not a huge portion of our business, but it's not small either, right, 7% of your shipments isn't very small.

Operator

Our next question comes from Ravi Shanker from Morgan Stanley.

Ravi Shanker - Morgan Stanley

Just one for me. You said in your release that nearly 70% of your business in the North and Northeast is coming from customers who are already using Saia in other parts of the country. I think that's very similar to a statistic you gave us very early on in your Northeast rollout. Is that what you had expected? I would have expected that number to come down by now as you got more new customers in that mix. Can you just tell us kind of how you expect that to trend and when you expect to grow that customer base, if you will?

Frederick J. Holzgrefe

Yes. I think the way I would consider that over time is it, I think, it will look more representative of the sort of the National LTL market kind as it goes to and from. The positive is with that, I mean, I think you can interpret that statistic in a couple of ways. One is that our customers that have long head experience with Saia understand what they get, and they will continue to expand their book of business with us. I think that's a positive story and it's growing. It wraps the similar rate to what our new acquisition -- customer acquisition in the Northeast is. So I think it's just -- a part of it's an affirmation that we've done a good job for folks, but then it also says we continue to have continued growth opportunity in that market. We've identified and continue to invest in our regional sales resources that kind of give us access to some of the accounts that we didn't have.

Operator

It appears there are no further questions at this time. Mr. O'Dell, I would like to hand the conference back to you for any additional or closing remarks.

Richard D. O'Dell

All right. Thank you for your interest in Saia. We look forward to catching up with you guys later.

Operator

Ladies and gentlemen, this concludes today's call. Thank you for your participation. You may now disconnect.